Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 on Form S-1 of our report dated March 24, 2022, with respect to our audit of the financial statements of the Company as of and for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement. We were dismissed as auditors on September 19, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

East Hanover, NJ
April 17, 2023